Exhibit 99.1



                    LHC Group to Acquire Assets of Princeton
                 Community HomeCare in Princeton, West Virginia


    LAFAYETTE, La.--(BUSINESS WIRE)--April 19, 2007--LHC Group, Inc. (NASDAQ: LHCG), a provider of post-acute healthcare services primarily in rural markets, announced today that it has signed a definitive agreement with Princeton Community Hospital Association, Inc. to create a partnership relating to the home health services located in Princeton, West Virginia. LHC Group will acquire a controlling interest in the assets of Princeton Community HomeCare, LLC and will oversee the day-to-day operations.

    The service area of this acquisition spans eight counties, of which six are not currently covered by an existing LHC Group agency. The primary service area has an estimated total population of 287,500, with almost 17% over the age of 65. This brings LHC Group's total service area in West Virginia to 22 counties.

    Total Medicare revenue for 12 months for this location is approximately $1.3 million. This agency will begin service effective May 1, 2007, with LHC Group and will operate as PCH Home Health.

    "With home health services, patients receive quality medical care at home while recuperating in familiar and comfortable surroundings," said Wayne Griffith, chief executive officer for Princeton Community Hospital. Princeton Community Hospital is a JCAHO accredited 188-bed acute care hospital serving southern West Virginia. Mr. Griffith continued, "We are thrilled about our partnership with LHC Group, and, with LHC's successful history of partnering with community hospitals, we look forward to growing our home health services in southern West Virginia."

    Keith Myers, president and chief executive officer of LHC Group said, "LHC Group is very excited about the opportunity to partner with Princeton Community Hospital to provide quality home health services. We look forward to working with our new family in Princeton, West Virginia. Our commitment is to help people in these communities by providing the highest quality home-based services available to the patients and families in the area."

    About LHC Group, Inc.

    LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

    Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.



    CONTACT: LHC Group, Inc.
             Barry E. Stewart, 337-233-1307
             Executive Vice President and Chief Financial Officer